Exhibit 10.15
SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement") is made and entered into as of the 16th day of June 2004, between Michael Keough (“Employee”) and ClearOne Communications Corporation (“ClearOne”), who shall be referred to as the “Parties”, or individually as a “Party”.

DEFINITIONS

1. The term “Employee” shall mean Employee and his or her heirs, assigns, and legal representatives.

2. The phrase "ClearOne Released Parties" shall mean ClearOne and any and all business units, committees, groups, and their present, former or future parents, affiliates, subsidiaries, employees, agents, directors, owners, officers, attorneys, successors, predecessors, and assigns.

3. The "Released Claims" shall mean any type or manner of suits, claims, demands, allegations, charges, damages, or causes of action whatsoever in law or in equity under federal, state, municipal or local statute, law, ordinance, regulation, constitution, or common law, whether known or unknown, which Employee has ever had or now has against the ClearOne Released Parties. This includes but is not limited to any action for costs, interest or attorney's fees, which arise in whole or in part from Employee's employment relationship with ClearOne, from the ending of that relationship, and from any other conduct by or dealings of any kind between Employee and the ClearOne Released Parties, which occurred prior to the execution of this Agreement. This also includes but is not limited to any and all claims, rights, demands, allegations and causes of action for alleged wrongful discharge, breach of alleged employment contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed, failure to pay pension benefits, conversion, breach of duty, interference with existing economic relations, punitive damages, retaliation, discrimination on the basis of age in violation of the Age Discrimination and Employment Act of 1967, as amended ("ADEA"), negligent employment, negligent supervision, claims under Title VII of the Civil Rights Act of 1964, harassment or discrimination on the basis of sex, race, color, citizenship, religion, age, national origin, or disability, or other protected classification under the federal, state, municipal or local laws of employment, including those arising under the common law, and any alleged violation of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Fair Labor Standards Act ("FLSA"), the Occupational Safety and Health Act ("OSHA"), and any other law.

  RECITALS

A. WHEREAS, the Parties desire to settle and compromise the Released Claims and to enter into this Agreement.

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COVENANTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1. Employee’s employment with ClearOne shall end effective June 16, 2004. Employee is not entitled to receive any further compensation or benefits from ClearOne after this date.

2. Notwithstanding the provisions of section 1, above, after his or her execution of this Agreement and in accordance with the terms of this Agreement, beginning after the effective date of termination of Employee’s employment, ClearOne will make total payment to Employee in the amount of $46,154.00 paid in increments according to the normal payroll schedule. Regular payroll and tax withholdings and deductions shall be applied and shall reduce this gross amount accordingly. Employee acknowledges that this sum constitutes consideration for Employee’s execution and adherence to the provisions of this Agreement. Employee understands and agrees that he or she would not receive the amounts specified herein except for his or her execution of this Agreement and the fulfillment of the promises contained herein. The ClearOne Released Parties make no representations whatsoever to Employee concerning the taxable status of the payment of the settlement amount. Employee assumes full and sole responsibility for any tax consequences related to the settlement amount. Employee understands and agrees to indemnify and hold harmless the ClearOne Released Parties from any taxes, assessments, withholding obligations, penalties or interest payments that they may incur at any time by reason of demand, suit or proceeding brought against them for any taxes or assessments or withholdings arising out of the payment of the settlement amount. Employee acknowledges he or she has been fully compensated by the terms of this Agreement for releasing the Released Claims.

3. Employee shall not pursue, or authorize anyone on his or her behalf to pursue, the Released Claims in any way in any court. Employee represents that he or she has not filed and there is not pending with any governmental agency or any state or federal court, any other claims, complaints, charges, or lawsuits of any kind against the ClearOne Released Parties. Employee agrees that he or she will not make any filings with any court at any time hereafter for any matter, claim or incident, known or unknown, which occurred or arose out of occurrences on or prior to the date of this Agreement; provided, however, this shall not limit the Parties from filing a lawsuit for the sole purpose of enforcing their rights under this Agreement. Each of the Parties shall bear their own costs and attorneys' fees in this dispute.

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4. Employee hereby waives, releases, remises and discharges each and every one of the ClearOne Released Parties from liability with respect to the Released Claims. Employee acknowledges that he or she understands he or she is prohibited from any further relief on the Released Claims. Employee hereby promises and covenants never to institute any suit or action at law or in equity against the ClearOne Released Parties regarding or relating to the Released Claims. Specifically and without limitation, Employee understands and agrees that he or she is waiving and forever discharging the ClearOne Released Parties from any and all claims, causes of action or complaints he or she may have or have ever had, which have or may have arisen prior to the execution of this Agreement.

5. Employee represents and warrants that he or she is the sole owner of the Released Claims, that the Released Claims have not been assigned, transferred, or disposed of in fact, by operation of law or in any manner whatsoever, and that he or she has the full right and power to grant, execute and deliver the full and complete releases, undertakings, and agreements herein contained.

6. Employee agrees that the existence and terms of this Agreement shall be and remain confidential. Employee acknowledges that this confidentiality provision is an essential element of the consideration he provides to ClearOne for entering into this Agreement. Therefore, Employee agrees not to discuss or describe any information concerning ClearOne, the circumstances of the ending of Employee's employment with ClearOne or the existence of the terms of this Agreement to anyone, except as required by law or permitted herein.

7. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”) he or she signed with ClearOne. Employee certifies and represents that he or she has fully complied with all terms of the Confidentiality Agreement to date and has returned to ClearOne all records or documents or other property of ClearOne within his or her possession. Employee understands that his or her receipt of the consideration provided under this Agreement is expressly conditioned on Employee’s compliance with the obligations in this paragraph.

8. Employee agrees not to disparage, orally or in writing, ClearOne, its officers, employees, management, operations, products, designs, or any other aspects of ClearOne’s affairs to any third person or entity.

9. Employee agrees that for one year following Employee’s separation from employment with ClearOne, Employee shall not, directly or indirectly, in any capacity (including but not limited to, as an individual, a sole proprietor, a member of a partnership, a stockholder, investor, officer, or director of a corporation, an employee, agent, associate, or consultant of any person, firm or corporation or other entity) hire any person from, attempt to hire any person from, or solicit, induce, persuade, or otherwise cause any person to leave his or her employment with ClearOne.

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10.  Employee agrees that for one year following Employee’s separation from employment with ClearOne, Employee shall not, directly or indirectly, in any capacity, solicit the business of any customer of ClearOne except on behalf of ClearOne, or attempt to induce any customer of ClearOne to cease or reduce its business with ClearOne; provided that following Employee’s separation from employment with Company he or she may solicit a customer of ClearOne to purchase goods or services that do not compete directly or indirectly with those then offered by ClearOne.

11. Any breach of Employee’s obligations under this Agreement shall, in addition to all other remedies available to ClearOne, result in the immediate release of ClearOne from any obligations it has to provide further payments under this Agreement. In addition, ClearOne may pursue such additional legal or equitable remedies as may be available to it.

12. This Agreement does not constitute and shall not be construed as an admission by ClearOne of any breach of any alleged agreements or duties, or of any wrongdoing toward Employee or any other person, including any alleged breach of contract or violation of any federal, state, or local law, regulation, or ordinance. ClearOne specifically disclaims any liability to Employee for wrongdoing of any kind.

13. The Parties agree that this Agreement may be used in evidence in a subsequent proceeding in which any of the Parties alleges a breach of this Agreement.

14. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation. The parties recognize that irreparable injury to ClearOne will result from a material breach of this Agreement, and that monetary damages will be inadequate to rectify such injury. Accordingly, notwithstanding anything to the contrary, ClearOne shall be entitled to one or more preliminary or permanent orders: (i) restraining or enjoining any act which would constitute a material breach of this Agreement, and (ii) compelling the performance of any obligation which, if not performed, would constitute a material breach of this Agreement, and to attorney’s fees in connection with any such action

15. Employee affirms he or she is not relying on any representations or statements made by the ClearOne Released Parties which are not specifically included in this Agreement. Employee acknowledges he or she has been informed in writing by this Agreement that he or she has the right to consult with legal counsel regarding this release and confirms Employee has consulted with counsel to the extent desired concerning the meaning and consequences of this Agreement.

16. This Agreement constitutes the entire agreement between the Parties with relation to the subject matter hereof. Any prior negotiations or correspondence relating to the subject matter hereof shall be deemed to have merged into this Agreement and to the extent inconsistent herewith shall be deemed to be of no force or effect.

17. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall constitute one and the same instrument.

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18. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Utah, and/or when applicable, of the United States. By entering into this Agreement, the Parties submit themselves and their principals individually to personal jurisdiction in the courts in the State of Utah and agree that Utah is the only appropriate venue for any action brought to interpret or enforce any provision of this Agreement, or which may otherwise arise under or relate to the subject matter of this Agreement.

19. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other parts and/or paragraphs shall remain fully valid and enforceable. Should any provisions of this Agreement be determined by any court or administrative body to be invalid, the validity of the remaining provisions is not affected thereby and the invalidated part shall be deemed not a part of this Agreement. Any court or administrative body shall construe and interpret this Agreement as enforceable to the full extent available under applicable law. This Agreement shall survive the termination of any arrangements contained in it.

20. Employee acknowledges and understands this is a legal contract and that he or she signs this Agreement knowingly, freely and voluntarily and has not been threatened, coerced or intimidated into making the same. Employee acknowledges that he or she has had ample and reasonable time to consider this Agreement and the effects and import of it and that he or she has fully dwelt on it in his or her mind and has had such counsel and advice, legal or otherwise, as Employee desires in order to make this Agreement. EMPLOYEE, BY SIGNING THIS AGREEMENT, ACKNOWLEDGES IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS. Employee has read and fully considered this Agreement and understands and desires to enter into it. The terms of this agreement were derived through mutual compromise and are fully understood. Employee acknowledges that he or she has been offered at least twenty one (21) days to consider the impact of this Agreement and its release of his or her rights to bring suit against the ClearOne Released Parties and after due consideration has decided to enter into this Agreement at this time. Employee further understands that he or she may revoke this Agreement for a period of up to seven (7) days following signature and execution of the same. This Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation within this period must be signed and submitted in writing to the undersigned representative of ClearOne and must state, "I hereby revoke my acceptance of the Agreement." Employee understands that if he or she revokes this Agreement, he or she is not entitled to receive the consideration provided by this Agreement.

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Employee has until Thursday, July 8, 2004 to accept terms and conditions by signing below. If Employee does not accept such terms and conditions by such date, this offer shall expire at that time.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

EMPLOYEE

/s/ Michael Keough______________________

CLEARONE COMMUNICATIONS CORP.

/s/ DeLonie N. Call _________________
DeLonie N. Call
Vice President, Human Resources